Exhibit 4.9

China Oil&Gas Pipeline Network Corporation

and

PetroChina Company Limited

FRAMEWORK AGREEMENT ON TRANSACTION OF OIL AND GAS PIPELINE

RELATED ASSETS

July 2020

Beijing

Table of Contents

1.	TARGET ASSETS AND TRANSACTION ARRANGEMENT	2

2.	TRANSACTION CONSIDERATION AND METHOD OF PAYMENT	2

3.	PROFITS AND LOSSES DURING THE TRANSITIONAL PERIOD AND ADJUSTMENTS FOR EVENTS AFTER BASE DATE	3

4.	CONDITIONS PRECEDENT TO CLOSING	4

5.	CLOSING AND HANDOVER	6

6.	HANDOVER ARRANGEMENT AND JOINT WORK GROUP	9

7.	SHAREHOLDER’S RIGHTS OF PETROCHINA	11

8.	REPRESENTATIONS AND WARRANTIES OF PETROCHINA	11

9.	REPRESENTATIONS AND WARRANTIES OF PIPECHINA	12

10.	LIABILITY FOR BREACH	14

11.	ANNOUNCEMENTS OF TRANSACTION INFORMATION	15

12.	CONFIDENTIALITY	15

13.	NO ASSIGNMENT	16

14.	FURTHER ASSURANCE	17

15.	TAXES AND EXPENSES	17

16.	NOTICE	18

17.	CONFLICTS WITH OTHER AGREEMENTS	19

18.	WAIVERS, RIGHTS AND REMEDIES	19

19.	LANGUAGE AND COUNTERPARTS	19

20.	EFFECTIVENESS AND AMENDMENTS	19

21.	SEVERABILITY	20

22.	GOVERNING LAW AND DISPUTE RESOLUTION	20

23.	MISCELLANEOUS	21

APPENDIX 1: DEFINITIONS AND INTERPRETATION		23

APPENDIX 2: SHAREHOLDING STRUCTURE POST RESTRUCTURING		29

APPENDIX 3: TARGET ASSETS AND PAYMENT METHOD		30

APPENDIX 4: BANK ACCOUNT AND CONTACT INFORMATION OF THE PARTIES		37

This Framework Agreement on Transaction of Oil and Gas Pipeline Related Assets (this “Agreement”) is entered into by and between the following parties in Beijing, the People’s Republic of China (hereinafter referred to as “China” or the “PRC”) on July 23, 2020:

China Oil&Gas Pipeline Network Corporation ( “PipeChina”)

Legal Representative: Zhang Wei

Registered Address: Rooms 08-10, Floor 6, Building A, 5 Dongtucheng Road,

Chaoyang District, Beijing

PetroChina Company Limited (“PetroChina”)

Legal Representative: Dai Houliang

Registered Address: 16 Ande Road, Dongcheng District, Beijing

Certain terms used in this Agreement shall have the meanings as defined and interpreted in Appendix 1.

Whereas:

(A)

On the Signing Date of this Agreement, PipeChina has a registered capital of RMB20 billion, and mainly engages in pipeline transmission, storage services, equipment importation, technology importation and exportation, science and technology research, informatization research and application, and technology consulting, services, transfer and promotion. The State Council holds 100% of the equity interests in PipeChina.

(B)

On the terms and conditions set forth in this Agreement, PetroChina intends to sell to PipeChina, and PipeChina intends to purchase from PetroChina, the Target Assets listed in Appendix 3 hereto, consisting of (i) Equity Assets, and (ii) Non-equity Assets, including oil and gas pipelines, gas storage facilities, LNG terminals and the accessory facilities thereto, and initial oil and gas inventory (such sale and purchase hereinafter referred to as this “Transaction”).

(C)

On the even date of the Signing Date, PipeChina is in the process of negotiating separately with a group of other Relevant Investors holding oil and gas pipeline related assets about PipeChina’s purchase of such investors’ assets by issuance of additional equity and/or payment of cash as consideration, and another group of Relevant Investors about such investors’ subscription of equity interests in PipeChina for Cash Consideration, in each case, at a same subscription price for the equity interests in PipeChina (together with this Transaction, collectively referred to as the “Restructuring”). It is intended that immediately after the Restructuring, PipeChina shall have a registered capital of RMB500 billion and an equity ownership structure as set forth in Appendix 2 hereto.

For purposes of this Agreement, each of PetroChina and PipeChina shall hereinafter be referred to individually as a “Party”, and collectively as the “Parties”.

NOW, THEREFORE, for purposes of this Transaction, after friendly negotiations and by adhering to the principle of equality and mutual benefit, the Parties enter into this Agreement as follows:

1.	TARGET ASSETS AND TRANSACTION ARRANGEMENT

1.1

PipeChina shall purchase from PetroChina the Target Assets listed in Appendix 3 hereto in accordance with the terms and conditions set forth herein. The specific scope of the Target Assets is subject to the scope of the assets appraised and recorded in the Asset Appraisal Report.

1.2	PipeChina shall acquire the Target Assets for a consideration consisting of (i) 29.9% of PipeChina’s restructured equity and (ii) a corresponding amount in cash.

2.	TRANSACTION CONSIDERATION AND METHOD OF PAYMENT

2.1

Both Parties agree that the transaction consideration for the Target Assets (the “Transaction Consideration”) shall be determined on the basis of the appraised value of the Target Assets confirmed after the approval/record-keeping procedures are performed in accordance with applicable PRC laws and regulations, and subject to final adjustments to be made for the Profits and Losses during the Transitional Period and for the subsequent events after the Base Date under Article 3 of this Agreement.

2.2

PipeChina will satisfy the Transaction Consideration payable to PetroChina by issuing to PetroChina the corresponding portion of PipeChina’s equity subscribed by PetroChina and paying the remaining amount in cash to PetroChina (the “Cash Consideration”). Specifically,

(1)

Based on the appraised value of the Target Assets, PipeChina agrees to issue to PetroChina part of PipeChina’s increased registered capital representing 29.9% of PipeChina’s equity upon completion of the Restructuring (the “Equity Consideration”) in exchange for part of the Target Assets.

(2)	PipeChina will pay PetroChina in cash the difference between the Transaction Consideration finally confirmed in Section 2.1 and the Equity Consideration agreed in Section 2.2(1).

(3)

The valuation, transaction consideration and specific payment method for different packages of Target Assets shall be subject to applicable sub-agreements for transactions on different asset packages executed by and between the Parties in accordance with Section 17.2 hereof.

2.3	Both Parties agree that, unless as otherwise specified in Section 2.5, PipeChina shall pay PetroChina the Cash Consideration in two instalments as follows:

(1)

first instalment of Cash Consideration: on October 15, 2020, PipeChina shall pay PetroChina 90% of an amount equal to (i) the appraised value of the Target Assets as adjusted minus (ii) the Equity Consideration, together with the interest accrued on the amount payable so calculated as above from October 1, 2020 to the date on which such payment arrives at PetroChina’s designated bank account to be calculated at the RMB benchmark interest rate for demand deposits adopted by financial institutions during the same period, and procure that such payment will arrive at PetroChina’s designated bank account on October 16, 2020; and

(2)

second instalment of Cash Consideration: within 10 Business Days after completion of the Closing Audit under Section 3.2, PipeChina shall pay the amount equal to (i) the Transaction Consideration finally determined under Section 2.1 less (ii) the Equity Consideration and (iii) the first instalment of Cash Consideration paid under (1) above, together with the interest accrued thereon from October 1, 2020 to the date on which such payment arrives at PetroChina’s designated bank account to be calculated at the RMB benchmark interest rate for demand deposits adopted by financial institutions during the same period.

2.4	Unless otherwise notified in writing, PipeChina shall pay the Cash Consideration for this Transaction to a bank account designated by PetroChina, as set forth in detail in Appendix 4 hereto.

2.5

Both Parties agree that, the price and payment of the crude oil, refined oil, and natural gas injected and stored by PetroChina and its Affiliates in the pipelines forming part of the Target Assets, as well as the initial crude oil inventory and refined oil inventory in the storage facilities of the first, last, and transition stations (“initial oil and gas inventory”), the transactions in respect of which shall be closed simultaneously with the closing of the Target Assets, shall be further set forth in the individual initial oil and gas inventory sale agreements by and between PetroChina and/or its Affiliates on the one hand and PipeChina on the other hand, each of which agreements shall upon signing, constitute a sub-agreements referred to in Section 17.2 in this Agreement, and automatically become an appendix to this Agreement.

3.	PROFITS AND LOSSES DURING THE TRANSITIONAL PERIOD AND ADJUSTMENTS FOR EVENTS AFTER BASE DATE

3.1	For purposes of this Agreement, the term “Transitional Period” shall refer to the period between the Base Date (excluding the very date) and the Closing Date (including the very date).

3.2

Both Parties agree that, within 60 Days after the Closing Date of the Target Assets, PipeChina and PetroChina shall cause an audit to be conducted on the Target Assets and have an audit report issued thereon (the “Closing Audit “) for the purpose of determining the profits and losses of the Target Assets during the Transitional Period and the adjustments for subsequent events after the Base Date. The Closing Audit shall be performed by an accounting firm qualified for securities and futures business practice jointly engaged by and acceptable to both Parties, and the audit fee shall be equally shared between the Parties.

3.3

Profits and losses during the Transitional Period. PipeChina agrees that, the profits and losses generated in the Transitional Period in respect of the Target Assets shall belong to PetroChina. Any distributable profits that are declared for distribution in respect of the Target Assets during the Transitional Period shall be excluded from the Transaction Consideration. To the extent that as determined in the Closing Audit any net profits are generated by the Target Assets during the Transitional Period or the net asset value increases as a result of other profits and losses incurred during the Transitional Period, PipeChina agrees that PetroChina is entitled to obtain such increased income through dividend distribution by the relevant Target Companies. Dividend resolutions of the Target Companies shall be declared prior to the Closing Date (including the very date), and the amount of dividends shall be determined on the basis of the amount of distributable profits attributable to the target equity generated during the Transitional Period as specified in the Closing Audit Report. The dividend payment date shall be no later than 30 Days from the date of completion of the Closing Audit. Any amount of such increased income that cannot be obtained by PetroChina through dividend shall be included into the Cash Consideration, and shall be paid no later than the payment of the second instalment of the Cash Consideration. In the event that the Target Assets suffer a loss or the net asset value decreases as a result of other profits and losses arising during the Transitional Period, PetroChina agrees that PipeChina shall have priority to deduct the corresponding amount from the unpaid Cash Consideration. To the extent that the unpaid Cash Consideration is insufficient to cover such loss or decrease, the shortfall shall be paid by PetroChina to PipeChina in cash no later than the payment of the second instalment Cash Consideration of this Transaction.

3.4

Adjustments for subsequent events after the Base Date. The amount of any distributable profits generated by the Target Assets before the Base Date that are declared for declaration during the Transitional Period shall be excluded from the Transaction Consideration. To the extent that as determined in the Closing Audit, there is a decrease in the net asset value of the Target Assets as a result of the adjustments for subsequent events after the Base Date, PetroChina agrees that PipeChina shall have priority to deduct the corresponding amount from the unpaid Cash Consideration. To the extent that the unpaid Cash Consideration cannot cover the decrease, the shortfall shall be paid by PetroChina to PipeChina in cash no later than the payment of the second instalment Cash Consideration of this Transaction. On the contrary, in the event that there is an increase in the net asset value of the Target Assets as a result of the adjustments for subsequent events after the Base Date, PipeChina agrees that PetroChina is entitled to obtain such increased income through distribution of distributable profits attributable to the target equity. The dividend resolution of the Target Companies shall be declared prior to the Closing Date (including the very date). The dividend payment date shall be no later than 30 Days from the date of completion of the Closing Audit. The amount of dividends declared for distribution during the Transitional Period shall be excluded from the Transaction Consideration. Any amount of such increased income that cannot be obtained by PetroChina through dividend shall be included into the Cash Consideration, and shall be paid no later than the payment of the second instalment of the Cash Consideration.

4.	CONDITIONS PRECEDENT TO CLOSING

4.1	The closing of this Transaction is subject to satisfaction or waiver of the following conditions:

(1)

All the representations, undertakings and warranties made by each Party on the Signing Date are true, accurate, complete, and free from misleading, false statements and omissions in all material respects as of the Closing Date;

(2)	PetroChina has approved this Transaction in accordance with its constitutional documents, and has ratified the articles of association of PipeChina after the Restructuring;

(3)	PipeChina has approved this Transaction in accordance with its constitutional documents;

(4)	This Transactions have been filed for concentration of undertakings clearance and has been cleared;

(5)

Each of the other Relevant Investors participating in the Restructuring of PipeChina has received required approvals for participation in the Restructuring, and has ratified the articles of association of PipeChina following the Restructuring. PipeChina has issued a notice of shareholders’ meeting indicating that it will hold a shareholders’ meeting within 10 Business Days after the Closing Date to review and sign the articles of association and review and approve the relevant matters relating to the Restructuring;

(6)

PipeChina has provided PetroChina with a certificate of capital contribution, has registered PetroChina into its internal register of shareholders, has conducted adequate communications with and obtained unofficial approval from the competent administration for market regulation regarding the amended business registration after the completion of the Restructuring, including but not limited to, registration of PetroChina as its shareholder and record-keeping filing of the appointment of the directors nominated by PetroChina with the competent administration for market regulation;

(7)	The Asset Appraisal Report has been certified and filed for record in accordance with applicable PRC laws and regulations;

(8)	All the other approvals, licences, filings and registrations known to be necessary for this Transaction have been obtained from or completed with the competent governmental authorities in the PRC;

(9)	The Parties have entered into the Production and Operation Agreement; and

(10)

All the other Relevant Investors participating in the Restructuring have entered into appropriate transaction agreements with PipeChina respectively, each of which has key terms and conditions not substantially different from this Agreement, and is designed for a closing of the transaction and payment of cash capital contribution to PipeChina on the same date as this Transaction (if applicable).

4.2

Both Parties agree that all conditions precedent set forth in Section 4.1 of this Agreement shall be satisfied as soon as practicable prior to the Closing Date. If the satisfaction of any conditions precedent applicable to either Party requires the assistance of the other Party, the other Party shall use its best efforts to provide such assistance. Both Parties shall keep each other posted on matters related to the conditions precedent through the joint work group under Section 6.7 of this Agreement, and coordinate with each other to solve problems encountered in the process in a timely fashion. After the Signing Date, neither Party may engage in any act for the purpose of hindering or restricting the satisfaction of any condition precedent set forth in Section 4.1 hereof.

4.3

If for any reason not attributable to either Party, any condition precedent agreed in Section 4.1 of this Agreement fails to be satisfied or waived by September 30, 2021 (the “Long Stop Date”), each Party shall have the right to unilaterally terminate this Agreement in writing within 30 Days immediately following the Long Stop Date without any liability.

5.	CLOSING AND HANDOVER

5.1

Closing date. Both Parties hereby acknowledge and agree that the ownership and risk of the Target Assets will be transferred from PetroChina to PipeChina at 24:00pm on September 30, 2020 (the “Closing Date”). In the event that by September 30, 2020, not all the conditions precedent set forth in Section 4.1 of this Agreement have been satisfied or waived, the Parties shall further discuss and confirm another date for closing.

5.2

Transfer of Target Assets and relevant obligations on the Closing Date. Starting from 24:00pm on the Closing Date, the Target Assets and relevant business and personnel will be deemed to have been received and legally owned by PipeChina on an “as is basis”, and all the obligations, responsibilities and risks related to the Target Assets shall be assumed by PipeChina. Except for the obligations for the Handover as explicitly stipulated in this Agreement, after the Closing Date (excluding the very date), PetroChina will no longer assume any obligation, responsibility or risk related to the Target Assets.

In the event that within three years after the Closing Date there occurs any third party claim or administrative penalty which causes material losses to PipeChina as a result of any violation of any applicable rules or regulations committed by PetroChina in its operation and management of any Target Assets/target equity entities or as a result of any major defect existing in any Target Assets in each case prior to the Closing Date, except as disclosed by PetroChina to PipeChina and reflected in the financial accounts, audit reports, or appraisal reports of PetroChina and/or such target equity entities, the Parties shall resolve the issue through amicable consultations.

5.3

Both Parties agree to cooperate with each other and assist each other in the preparation for the Handover of the Target Assets, and work with each other to undertake the Handover of the Target Assets starting from 24:00pm on the Closing Date.

5.4

Both Parties agree that the Handover of the Target Assets shall be completed within 60 Days after the Closing Date, and the specific Handover procedures shall be performed in the manners agreed by both Parties. If the Handover fails to be completed prior to the expiration of the above-mentioned 60-Day period due to PetroChina’s fault, PetroChina shall bear the liability for breach in accordance with Section 10.2; and if the Handover fails to be completed prior to the expiration of the above-mentioned 60-Day period for any reason not attributable to PetroChina, the Parties agree to cooperate with each other to complete the Handover as soon as possible as otherwise agreed by and between them. On the contrary, if the Handover fails to be completed prior to the expiration of the above-mentioned 60-Day period due to PipeChina’s fault, PipeChina shall bear the liability for breach in accordance with Section 10.3; and if the Handover fails to be completed prior to the expiration of the above-mentioned 60-Day period for any reason not attributable to PipeChina, the Parties agree to cooperate with each other to complete the Handover as soon as possible as otherwise agreed by and between them.

5.5	Special Covenants

(1)

Both Parties agree that PetroChina shall make its best efforts to obtain prior to the Closing Date the written documents from all the other shareholders of all the target equity entities forming part of the Target Assets evidencing such other shareholders’ approval of and waiver of their right of first refusal with respect to the equity transfers contemplated hereunder. The Parties shall complete no later than 60 Days after the Closing Date, the procedures necessary for the amended business registration and effectuation of the change in ownership with respect to all the target equity entities forming part of the Target Assets, including but not limited to completing the shareholder change registration and record-keeping filing of the amendments to the articles of association, and replacement of directors, supervisors, and senior management members and other relevant business particulars with the competent administration for market regulation, and changing the name of the Target Companies, such as removing such words as “PetroChina” or any variation thereof from the name of the companies, in connection with which, PetroChina shall render assistance.

(2)

Both Parties agree that PipeChina shall complete its amended business registration with the competent administration for market regulation in relation to the Restructuring no later than 15 Business Days after the Closing Date, including but not limited to completing the registered capital change registration, shareholder change registration, and record-keeping filing of the amendments to the articles of association and replacement of directors, supervisors, and senior management members, and other relevant business particulars of PipeChina with the competent administration for market regulation, in connection with which, PetroChina shall render assistance.

(3)

The land use rights, buildings and other related assets shall be handed over together with their ownership certificates and other related documents. For those land use rights and buildings with respect to which the complete ownership certificates have been granted, PipeChina shall be responsible for, and PetroChina shall render assistance in, the handling of the registration/ownership transfer procedures for the relevant certificates of building ownership and certificates of land use rights. For those land parcels, buildings and related assets forming part of the Target Assets with respect to which the applicable ownership certificates cannot be handled or have not yet been granted, both Parties agree that after the Closing Date, such land parcels, buildings and related assets shall be handed over to PipeChina for it to actually occupy, use and dispose of, in connection with which PetroChina shall render assistance.

(4)

For all those debts included in the Non-equity Assets of the Target Assets which are owed to financial institutions, PetroChina shall, after the effective date of this Agreement, promptly notify and obtain the no-action confirmations from such financial institution creditors, and such debts shall be borne by PipeChina from and after the Closing Date. While for those debts included in the Non-equity Assets of the Target Assets which are owed to persons other than financial institutions, PetroChina shall, after the effective date of this Agreement, notify such non-financial-institution creditors in an appropriate manner, and such debts shall be borne by PipeChina from and after the Closing Date. In the event that any such non-financial-institution creditor raises an objection to PipeChina’s assumption of such debts, the Parties shall resolve such issue through consultations. For the creditor’s rights included in the Non-equity Assets of the Target Assets, PetroChina shall, after the effective date of this Agreement, notify the debtors in an appropriate manner. From and after the Closing Date, these creditor’s rights shall be assumed and enjoyed by PipeChina and the debtors shall satisfy the obligations towards PipeChina. In connection with such transfer and assumption of debts and creditor’s rights, PetroChina shall perform the notification obligations in appropriate manners, including but not limited to, publishing relevant announcements in accordance with the applicable rules of the Shanghai Stock Exchange.

Specifically, the contracts signed by PetroChina with respect to the Non-equity Assets among the Target Assets shall be novated to PipeChina in principle (“Novatable Contracts”). It is understood that the rights and obligations under the Novatable Contracts shall be allocated as follows: (i) those rights and obligations of PetroChina arising prior to the Closing Date shall be enjoyed and performed by PetroChina and (ii) those rights and obligations of PetroChina arising after the Closing Date shall be enjoyed and performed by PipeChina. Both Parties shall cooperate with each other to procure that the novation of the Novatable Contracts will be completed within 60 Days after the Closing Date. After the Closing Date, with respect to those contracts for which the consents from the other parties thereto approving the formal novation of those contracts have not yet been received as at the Closing Date (the “Non-novated Contracts”), the Parties shall continue to cooperate with each other and make great efforts to complete the transfer of the rights and obligations under and the novation of the Non-novated Contracts. Any rights and obligations, profits and losses arising from and after 24:00pm on the Closing Date under the Non-novated Contracts held by PetroChina shall be all vested in PipeChina. PipeChina shall indemnify PetroChina against any losses suffered by and any reasonable additional expenses incurred by PetroChina in connection with the holding of any contracts in trust for PipeChina, other than those losses or expenses attributable merely to PetroChina.

Notwithstanding the foregoing, both Parties agree that the consummation of this Transaction shall not change the independent legal person status of the Target Companies forming part of the Equity Assets included in the Target Assets, and the creditor’s rights, debts, business, employment matters, and contracts of all the Target Companies shall continue to be enjoyed, borne and performed by the respective Target Companies under PipeChina’s centralized management.

(5)

Both Parties agree that the Handover and management of the employees and related personnel forming a part of the Target Assets shall be implemented by adhering to the principle of “people follow assets (business)”.

(6)

Should any Target Assets bear the trademarks or logos of PetroChina, PipeChina shall remove the relevant trademarks and logos within 6 months after the Closing Date as extended as otherwise agreed by PetroChina. For the avoidance of doubt, from and after 24:00pm on the Closing Date, any legal liability (including but not limited to liability for tort) arising from the Target Assets bearing PetroChina’s trademarks or logos shall be borne by PipeChina.

6.	HANDOVER ARRANGEMENT AND JOINT WORK GROUP

6.1

Both Parties agree to cooperate with each other to procure that after execution of this Agreement they will make their reasonable efforts to prepare, deliver and submit all necessary documents in a timely manner so as to complete all the necessary applications, notifications, requests, record-keeping filings and other submissions, and to obtain as soon as practicable from all third parties and governmental authorities any and all the necessary or applicable licenses, consents, approvals and authorizations required for this Transaction.

6.2

PetroChina shall facilitate to the fullest extent PipeChina’s check and takeover of the Target Assets and the personnel thereof, including by permitting the Representatives of PipeChina to access subject to prior reasonable notice the entities and premises managed and used by the Target Assets, and furnishing PipeChina with all the necessary information, materials and assistance.

6.3

In order to ensure the smooth Handover, operation and management of the Target Assets and the personnel thereof as well as the normal operation of the business that depends on the Target Assets so as to maintain the service quality and avoid any Material Adverse Effect on the existing production and operation procedures of either Party, PetroChina agrees to operate the Target Assets in the ordinary course of business prior to the Completion of Handover. For the avoidance of doubt, from and after 24:00pm on the Closing Date, even if the Handover of the Target Assets has not been completed by then, the operational risks and safe production responsibilities of the Target Assets shall be actually borne by PipeChina. Both Parties shall work with each other in a timely and proactive manner in the handling of the Handover to procure an earliest Completion of Handover in accordance with this Agreement, and shall not refuse or delay the Handover or takeover of any Target Assets.

6.4

On the Signing Date, PetroChina is still in the process of undertaking a necessary internal restructuring of certain assets, liabilities, personnel, etc. forming a part of the Equity Assets among the Target Assets but not covered under the scope of asset appraisal (subject to the actual scope of asset appraisal), including but not limited to long-term equity investments and branch pipeline related assets forming a part of the Equity Assets among the Target Assets but not covered under the scope of asset appraisal (the “Outside Assets”). Both Parties agree and acknowledge that PetroChina shall make reasonable best efforts to complete such internal restructuring prior to the Closing Date and transfer the Target Assets to PipeChina in accordance with this Agreement. Any and all the taxes and expenses incurred by the Target Assets in such internal restructuring and any other restructuring undertaken by PetroChina for the purpose of this Transaction shall be recorded as profits and losses attributable to the Target Assets during the Transitional Period.

Both Parties acknowledge that, the fact as to whether the internal restructuring described in this Section is completed or not shall not change in any way the scope of the Target Assets. In consideration of the Outside Assets, no later than the payment of the second instalment of the Cash Consideration, PipeChina shall pay PetroChina an appropriate amount in cash based on the appraised value of the Outside Assets as adjusted by the profits and losses arising during the Transitional Period and in proportion to PetroChina’s shareholding percentage in the target equity entities that own the Outside Assets.

6.5

After the Closing Date and prior to the Completion of Handover, other than any normal provisions for depreciation, amortization, depletion and scrapping, collection of receivables, repayment of debts falling due, conversion of constructions in progress into fixed assets (the “Fixed Asset Conversion”) , and other normal disposals in relation to the Target Assets in the ordinary course of business, PetroChina covenants that it will not on its own initiative, make any decision on the taking of any of the following actions, including to make any major adjustments to any Target Assets, grant any third party guarantee on any Target Assets other than as necessary in the ordinary course of business, make any major business change related to any Target Assets or any adjustments to principal business activities, make any major personnel adjustments, make any major adjustments to any accounting policies related to any Target Assets other than as required by applicable laws and regulations, or take any other action that may have a Material Adverse Effect on the normal operation of any Target Assets.

6.6

In order to ensure the smooth operation and transition of the Target Assets and the personnel thereof, the Parties agree to organize a joint work group to be responsible for the Handover of the Target Assets under their respective control.

6.7	The joint work group shall carry out the preparatory work for the Handover, including but not limited,

(1)

to procure that the Parties will each set up a workgroup to establish communication policies and mechanisms, and jointly organize Handover training to learn from each other the organizational structures, work and business processes, etc.;

(2)

to procure that the Parties will jointly confirm the scope of equipment required for the Handover, and jointly discuss and agree on the methods, locations and points of time for the Handover, including the tools, vehicles, handover forms, labels, etc.;

(3)

to import the details of the appraised assets into the asset inventory system to generate a preliminary Target Assets list, and a physical Handover list will be made as the data basis for on-site Handover;

(4)

to procure that the Parties will negotiate and jointly determine the specific arrangements for the Handover, including but not limited to the timing plan, routing plan, and organization and implementation arrangements;

(5)	to procure that the Parties will negotiate and jointly determine the specific arrangements for the Handover of information and contracts;

(6)	to make itemized information lists and prepare related materials;

(7)	to carry out other preparations in response to actual needs.

7.	SHAREHOLDER’S RIGHTS OF PETROCHINA

7.1

From and after the completion of this Transaction and the Restructuring, PetroChina shall as a shareholder of PipeChina, enjoy all the shareholder rights and assume corresponding shareholder obligations as stipulated in the Company Law of the PRC and relevant legal documents, as set forth in detail in the articles of association of PipeChina.

7.2	The board of directors of PipeChina shall consist of 11 directors and PetroChina shall have two seats thereon.

7.3

Each shareholder of PipeChina shall receive the distribution of profits of PipeChina and remaining assets upon liquidation in proportion to the amount of its respective paid-in capital contributions to PipeChina. In principle, the aggregate cash dividend distribution by PipeChina for each year shall not be less than 30% of its distributable profits in such year. The specific distribution plan and distribution ratio for each year shall be determined by the board of directors and the general meeting of shareholders of PipeChina based on the availability of funds, business development needs and other facts surrounding PipeChina after having gone through the internal approval procedures set forth in the articles of association of PipeChina.

8.	REPRESENTATIONS AND WARRANTIES OF PETROCHINA

8.1

PetroChina represents and warrants that, as of the Signing Date and the Closing Date, and prior to the transfer of the Target Assets as contemplated hereunder, subject to such exceptions as are disclosed in the Transaction Documents:

(1)

PetroChina is a joint stock company with full capacity for civil conduct under the laws of the PRC, and has the right, power and capacity to enter into and perform this Agreement and all obligations and responsibilities hereunder, and PetroChina’s execution and performance of this Agreement will not conflict with or result in a violation of:

i.	any applicable provisions in any of PetroChina’s constitutional documents or any other relevant documents or in any law, regulation or rule applicable to PetroChina;

ii.

any material contract, agreement or license to which PetroChina is a party, or any order, judgement or decree binding upon PetroChina entered by any court, governmental authority or regulatory authority; or

iii.

the completion by PetroChina prior to the Closing Date of any necessary procedures as required by any applicable law or regulation and/or any agreement or document binding upon PetroChina, except to the extent that PetroChina’s failure to so complete any such procedures will not have a Material Adverse Effect on PipeChina’s operation of any Target Assets;

(2)

Except as otherwise specified in this Agreement, PetroChina has obtained, or if not yet obtained, will make every possible endeavor to obtain, all the licenses, authorizations and approvals necessary for PetroChina’s execution and performance of this Agreement as required by applicable laws and regulations currently in effect. All such licenses, authorizations and approvals so obtained by PetroChina in order to ensure the effectuation of this Agreement are legal and effective, and not subject to any situation that may render any of them to be revoked, suspended or terminated hereafter;

(3)

Any and all the materials related to the Target Assets provided by PetroChina to PipeChina or any of its Representatives and consultants are true, accurate and complete in material aspects, and free from false statements, material omissions and misleading statements in material aspects;

(4)

PetroChina has the legal ownership of and/or disposal rights to and in the Target Assets under this Transaction. Except as otherwise disclosed to PipeChina by PetroChina and reflected in the financial accounts, audit reports or asset appraisal reports of PetroChina and its equity entities, a) with respect to the Equity Assets that PetroChina intends to sell, PetroChina has satisfied in accordance with applicable laws its capital contribution obligations towards each and all of the Target Companies included in such Equity Assets, without any false capital contribution or surreptitious withdrawal of capital contribution, and none of the Equity Assets are to any undisclosed pledge, freeze, any other encumbrance or security interest; b) PetroChina’s operation and management of the Non-equity Assets it intends to sell is consistent with the industrial practice; and

(5)	PetroChina will complete the Closing and Handover as soon as possible in accordance with the terms and conditions set forth in this Agreement.

8.2

If any unforeseeable situation occurs to PetroChina between the Signing Date and the Closing Date, which may cause any representation, warranty or covenant made by PetroChina herein to be untrue, inaccurate or misleading in any material aspect, PetroChina will notify PipeChina in writing within 5 Days from the date of such occurrence.

9.	REPRESENTATIONS AND WARRANTIES OF PIPECHINA

9.1

PipeChina represents and warrants that, as of the Signing Date and the Closing Date, and prior to the transfer of the Target Assets as contemplated hereunder, subject to such exceptions as are disclosed in the Transaction Documents:

(1)

PipeChina is a limited liability company with full capacity for civil conduct under the laws of the PRC, and has the right, power and capacity to enter into and perform this Agreement and all obligations and responsibilities hereunder, and PipeChina’s execution and performance of this Agreement will not conflict with or result in a violation of:

i.	any applicable provisions in any of PipeChina’s constitutional documents or any other relevant documents or in any law, regulation or rule applicable to PipeChina;

ii.

any material contract, agreement or license to which PipeChina is a party, or any order, judgement or decree binding upon PipeChina entered by any court, governmental authority or regulatory authority; or

iii.	the completion by PipeChina prior to the Closing Date of any necessary procedures as required by any applicable law or regulation and/or any agreement or document binding upon PipeChina,

(2)

Except as otherwise specified in this Agreement, PipeChina has obtained, or if not yet obtained, will make every possible endeavor to obtain, all the licenses, authorizations and approvals necessary for PipeChina’s execution and performance of this Agreement as required by applicable laws and regulations currently in effect. All such licenses, authorizations and approvals so obtained by PipeChina in order to ensure the effectuation of this Agreement are legal and effective, and not subject to any situation that may render any of them to be revoked, suspended or terminated hereafter;

(3)

Any and all the materials related to PiepeChina provided by PipeChina to PetroChina or any of its Representatives and consultants are true, accurate and complete in material aspects, and free from false statements, material omissions and misleading statements in material aspects;

(4)	PipeChina will pay the Transaction Consideration in accordance with the terms and conditions set forth in this Agreement so as to complete the Closing and Handover as soon as possible;

(5)

PipeChina warrants that after the Handover of the Target Assets, the business operation of the Target Assets will remain normal and the quality of the services provided by the Target Assets will not be lower than the current level. PipeChina undertakes that after the Handover of the Target Assets, it shall not take any material adverse action or allow any material adverse nonaction that may adversely affect PetroChina’s continuous normal use of any Target Assets in its production or operation; and

(6)

PipeChina warrants that it will fully perform the Production and Operation Agreement and the supporting sub-agreements separately executed and effectuated by and between the Parties so as to support and secure the stable, continuous and safe production and operation of PetroChina.

9.2

If any unforeseeable situation occurs to PipeChina between the Signing Date and the Closing Date, which may cause any representation, warranty or covenant made by PipeChina herein to be untrue, inaccurate or misleading in any material aspect, PipeChina will notify PetroChina in writing within 5 Days from the date of such occurrence.

10.	LIABILITY FOR BREACH

10.1

In the event that any representation and/or warranty made by either Party in this Agreement is untrue, inaccurate or incomplete in any material aspect or contains any misstatement, omission or misleading statement in any material aspect, or violates any undertaking made by such Party under this Agreement, or violates any provision of this Agreement, it shall be deemed that such Party has breached this Agreement, in which case, the breaching Party shall indemnify the non-breaching Party against any loss arising therefrom.

10.2

If PetroChina refuses to handle any amended registration with the competent administrations for market regulation for any Target Company, or refuses to handle the handover of any Target Assets or any business or personnel related thereto as scheduled herein and required hereby, for each Day on which any such registration or handover remains overdue, PetroChina shall pay PipeChina liquidated damages equal to 0.05% of the consideration for the Target Assets failing to be handed over as scheduled herein, other than any delay in the handover of any Target Assets not attributable to the fault of PetroChina, including any delay as a result of Force Majeure or any reason on the part of PipeChina or any Third Party.

10.3

If PipeChina refuses to handle any amended registration with the competent administrations for market regulation for any Target Company, or refuses to handle the handover of any Target Assets or any business or personnel related thereto as scheduled herein and required hereby, for each Day on which any such registration or handover remains overdue, PipeChina shall pay PetroChina liquidated damages equal to 0.05% of the consideration for the Target Assets failing to be handed over as scheduled herein, other than any delay in the handover of any Target Assets not attributable to the fault of PipeChina, such as any delay as a result of Force Majeure or any reason on the part of PetroChina or any Third Party.

10.4

If PipeChina fails to pay the Transaction Consideration in accordance with this Agreement, PipeChina shall pay PetroChina liquidated damages at the rate of 0.05% per Day of the overdue payment, other than any failure to pay attributable to PetroChina’s fault.

10.5

Unless PetroChina breaches this Agreement first or an event of Force Majeure (a “Force Majeure Event” ) occurs, to the extent that PipeChina fails to satisfy any condition precedent set forth in 4.1 (5) hereinabove, or fails to complete any amended business registration with the competent administration for market regulation in relation to the Restructuring as required by 5.5(2) hereinabove, PetroChina shall have the right to bring a claim against PipeChina for the actual losses suffered by it arising from such failure.

11.	ANNOUNCEMENTS OF TRANSACTION INFORMATION

11.1

Either Party (including any of its Affiliates) shall not, without the other Party’s prior consent (which may not be unreasonably withheld or delayed), publish in any form any information in relation to the existence or main contents of this Agreement or any other Transaction Agreement.

11.2

The restrictions under Section 11.1 shall not apply in case either Party is required to publish a notice, announcement or circular in relation to any restricted information specified in Section 11.1 by any law, or applicable listing rule, or any competent stock exchange or any other competent regulatory or supervisory authority or department (whether or not such requirement has legal force), in case of which, the publishing Party shall, prior to such publication, provide the form, contents and timing of such notice, announcement or circular to the other Party, and the other Party shall promptly communicate with the publishing Party and provide written feedback if it has any substantive comments thereon.

12.	CONFIDENTIALITY

12.1

Any information possessed and provided by either Party (in this case, the “Disclosing Party”) to the other Party (in this case, the “Receiving Party”) , including but not limited to, any data relating to the Target Assets, or any information relating to the terms of or negotiations on this Agreement or any other Transaction Document (the “Confidential Information”) shall be used by the Receiving Party or its personnel for the purpose of this Agreement only. Unless otherwise specified herein, without prior written consent of the Disclosing Party, neither the Receiving Party nor its personnel to whom any Confidential Information is made known may provide, disclose or transfer, or license to any Third Party, or advise any Third Party in reliance on, in any form, whether directly or indirectly, any Confidential Information provided by the Disclosing Party. For purposes of this Article, the term “Third Party” means any natural person, legal person, or any other entity other than the Parties to this Agreement, but excluding any Affiliate of either Party.

12.2

Any Confidential Information furnished or disclosed by the Disclosing Party to the Receiving Party may not be disclosed to any person other than to designated employees of the Receiving Party to the extent necessary for the performance of this Agreement; provided, that the Receiving Party may not disclose any Confidential Information to any of its employees until after it has taken all reasonable protective measures, including without limitation, to inform such employees of the confidential nature of the information to be disclosed, and to cause such employees to make confidentiality undertakings no less strict as the confidentiality obligations hereunder so as to prevent any such employee from using any Confidential Information for personal benefits or making any unauthorized disclosure to any Third Party. Any breach by any employee of the Receiving Party shall be deemed a breach by the Receiving Party itself.

12.3

The Receiving Party may provide the Confidential Information to its counsels, accountants, contractors and consultants as and when such persons need to know the Confidential Information in order to provide professional assistance to the Receiving Party; provided, that the Receiving Party shall cause each such person to whom such disclosure is made to sign a confidentiality agreement or perform confidentiality obligations in accordance with the applicable code of professional ethics.

12.4

In the event that the Receiving Party is required to disclose any Confidential Information by any rule of any stock exchange on which the Receiving Party is listed or by any competent governmental or regulatory department or authority, the Receiving Party may make the disclosure to the extent so required, without liability hereunder; provided, that the Receiving Party shall, to the extent practicable, prior to such disclosure, promptly notify the Disclosing Party in writing of such required disclosure so as to enable the Disclosing Party to take necessary protective measures, and the Receiving Party shall use commercially reasonable efforts to ensure that all the confidential information so disclosed will be accorded confidential treatment by the applicable governmental or regulatory authorities.

12.5	The obligation of confidentiality set forth in this Article shall be in force and effect in perpetuity.

12.6	The obligation of confidentiality set forth in this Article shall not apply to the following information:

(1)

any information that is already generally known to the public at the time of disclosure by the Disclosing Party, or becomes generally known to the public after disclosure by the Disclosing Party not through any neglect of the Receiving Party or any of its employees, counsels, accountants, contractors, consultants or any other related persons;

(2)

any information that is possessed by the Receiving Party at the time of disclosure by the Disclosing Party and not sourced directly or indirectly from the Disclosing Party, in each case, as demonstrated by written evidence; and

(3)

any information that has already been disclosed to the Receiving Party by a Third Party who is not under confidentiality obligation towards the Disclosing Party and has the right to make such disclosure, in each case, as demonstrated by written evidence.

12.7

Upon rescission or termination of this Agreement, the Receiving Party shall immediately cease to use and not permit any third party to use any Confidential Information of the Disclosing Party. In the meantime, the Receiving Party shall, at the written request of the Disclosing Party, return to the Disclosing Party, or delete or destroy the Confidential Information provided by the Disclosing Party, without keeping any of the same in any form.

13.	NO ASSIGNMENT

13.1

Unless as otherwise provided in this Agreement or otherwise agreed between the Parties, neither Party may transfer, assign or otherwise dispose of all or any part of its rights under this Agreement, nor may it grant, create or dispose of any right, interests or obligation thereon or therein. Any attempted transfer or assignment or disposal in violation of this Article 13 shall be null and void.

14.	FURTHER ASSURANCE

14.1	Each Party shall sign (or cause the signing of) any other documents required by relevant laws and regulations, or necessary for implementation of or giving effect to this Agreement.

14.2	Each Party shall cause its Affiliates to comply with all the obligations expressly applicable to them.

15.	Taxes and EXPENSES

15.1

Subject to Section 15.2 and unless otherwise provided in this Agreement (or any other Transaction Document), each Party shall bear its own costs, fees and any other expenses incurred by it in connection with this Transaction.

15.2

Pursuant to applicable laws, regulations or orders or decisions of the PRC, each Party shall bear and pay all taxes arising from and all fees charged by competent governmental or regulatory authorities and stock exchanges in connection with this Agreement or any other Transaction Document.

15.3

For purposes of this Transaction, unless otherwise provided in laws or regulations and/or otherwise agreed between the Parties, all fees, costs and expenses incurred in connection with the Handover of the Target Assets shall be reasonably apportioned by the Parties and settled through negotiation.

15.4

In the event that (i) as of the Closing Date, the registered VAT payer of any branch company which owns any Target Assets has any amount of the incoming VAT that has not yet been used for deduction (the “Unused Offsettable Amount”) and is included into the Transaction Consideration and (ii) PetroChina elects to transfer all the Target Assets of such branch company to PipeChina as a whole, PetroChina shall within 12 months as of the completion of this Transaction, transfer the Unused Offsettable Amount to PipeChina, together with the statutory evidence therefor. In the event PetroChina elects not to transfer all the Target Assets of such branch company to PipeChina as a whole, the Parties shall cooperate with each other to procure that PipeChina will receive the corresponding Unused Offsettable Amount in any other reasonable and legal commercial form. Where the Unused Offsettable Amount fails to be transferred to PipeChina within the said 12 months and PetroChina fails to take any active and effective measures to procure that PipeChina will receive the corresponding Unused Offsettable Amount in any other reasonable and legal commercial form, PetroChina shall pay PipeChina a corresponding compensatory amount within 10 Business Days after 12 months following completion of this Transaction. Where the Unused Offsettable Amount fails to be transferred to PipeChina within 12 months after the Closing Date due to the impact of any state policy, the Parties shall resolve the problem through negotiations in light of the actual situation. In the event that PetroChina fails to comply with any of the foregoing covenants or undertakings, PipeChina shall have the right to claim against PetroChina for the actual losses arising from such failure.

15.5

Both Parties agree that the tax costs of the Target Assets shall be transferred together with the Target Assets. For the avoidance of doubt, from and after the Closing Date, in the event that any Target Assets suffer a claim of tax deficiency brought by any competent tax authority and incur any additional tax liability as a result, such additional tax liability shall be borne by the relevant legal entity that owns such Target Assets by then. Where PetroChina or PipeChina is required to pay any additional tax or late payment penalty in connection therewith, such issue shall be resolved through amicable consultations between the Parties.

15.6

As long as this Transaction is eligible for a special tax treatment, PipeChina shall guarantee that it will adopt the principle of special tax treatment for this Transaction in accordance with Notice of the Ministry of Finance and the State Administration of Taxation on Some Issues Concerning the Treatment of Corporate Income Tax in Enterprise Restructuring (Finance & Tax [2009] No. 59), pursuant to which, within 12 months from the first Day after the Restructuring Date, PipeChina will not transfer any of its equity interests in any Target Companies in any manner, and PipeChina will procure to the extent of its rights as a shareholder, that none of the Target Companies will substantially change its original business activities. Accordingly, within 12 consecutive months from the first Day after the date on which PetroChina is registered as a shareholder of PipeChina, PetroChina shall not transfer any of its equity interests in PipeChina. All the parties participating in the Restructuring, including PipeChina, the Target Companies and PetroChina, shall complete the tax declaration or filing in accordance with tax related requirements. In the event that either Party fails to comply with any of the foregoing undertakings or guarantees, the breaching Party shall be liable to the other Party for the actual losses suffered by the other party arising from such failure.

15.7

Both Parties agree that if it is necessary to go through the tax de-registration for a branch company taxpayer which originally owns any Non-equity Assets, PetroChina shall authorize the relevant legal entity which owns such Non-equity Assets by then to complete such tax de-registration, including the tax declaration obligations for the period from the Closing Date until the de-registration date, with any costs, taxes and expenses incurred in connection with such tax de-registration to be borne as agreed between the Parties.

16.	NOTICE

16.1

All notices related to this Agreement shall be written in Chinese, and shall be given by personal delivery, fax, email or express mail service of couriers acceptable to both Parties, and shall be deemed to have been received (a) upon delivery to the recipient if by personal delivery, or three Days after being sent out if by express mail service; or (b) upon successful transmission by the sender as indicated on the fax machine if by fax; or (c) upon arrival of the relevant email message at the recipient’s mailbox if by email. Notwithstanding the foregoing, in any event, a notice not given during normal business hours at the destination of the recipient shall be deemed to have been received on the opening of business hours on the next Business Day.

16.2	The Parties’ contact details to be used for the purpose of Section 16.1, such as addresses and fax numbers shall be as set forth in Appendix 4 hereto.

17.	CONFLICTS WITH OTHER AGREEMENTS

17.1

This Agreement and all the appendices hereto shall constitute all the legal documents for this Transaction. In the event of any discrepancy between this Agreement and any prior oral discussion or written agreement between the Parties in respect of this Transaction, this Agreement shall prevail.

17.2

Notwithstanding the foregoing provisions, both Parties agree that to the extent necessary for this Transaction, they will enter into separate transaction agreements for specific Target Assets, that the contents of the separate transaction agreements shall be based on the contents of this Agreement and shall not be in material conflict with this Agreement; and in case of any conflict between any such separate transaction agreement and this Agreement in terms of any provision, this Agreement shall prevail. Any such separate transaction agreement shall, upon execution, automatically constitute an appendix to this Agreement and therefore an integral part of the legal documents for this Transaction. Both Parties have agreed that the specific Handover matters in relation to the Target Assets shall be carried out in accordance with the relevant agreements or memoranda to be otherwise signed by the Parties in the subsequent Handover processes.

18.	WAIVERS, RIGHTS AND REMEDIES

18.1

Unless otherwise specified in this Agreement, either Party’s failure to exercise or delay in the exercise of any right, power or remedy under this Agreement or any other Transaction Document shall not constitute a waiver of such right, power or remedy, or preclude such Party’s subsequent exercise of such right, power or remedy. Any single or partial exercise of any such right, power or remedy shall not preclude any further exercise of such right, power or remedy.

19.	LANGUAGE AND COUNTERPARTS

19.1	This Agreement is written in Chinese. This Agreement shall be executed in ten (10) counterparts with equal legal force, five (5) for each party.

20.	EFFECTIVENESS AND AMENDMENTS

20.1

This Agreement shall be formed upon being signed by the authorized representatives and affixed with the company seals of both Parties, and shall take effect upon satisfaction of both of the following conditions:

(1)	PipeChina’s shareholders have resolved to approve this Transaction; and

(2)	PetroChina’s shareholders have approved this Transaction at the relevant general meeting.

20.2

From the date of the formation of this Agreement, Article 11 (Announcements of Transaction Information), Article 12 (Confidentiality), Article 13 (No Assignment), Article 15 (Taxes and Expenses), Article 16 (Notices), Article 17 (Conflicts with Other Agreements), Article 18 (Waivers, Rights and Remedies), Article 20 (Effectiveness and Amendments), Article 21 (Severability), Article 22 (Governing Law and Dispute Resolution), and Appendix 1 (Definitions and Interpretation) shall be binding upon both Parties.

20.3

After this Agreement is executed, any modification of or amendment to this Agreement or any other Transaction Document shall be in writing, and shall be signed by the Parties’ legal representative or his/her authorized representative and stamped by the Parties.

21.	SEVERABILITY

21.1

Provisions in this Agreement and other Transaction Documents are severable. In the event that any provision in this Agreement or any other Transaction Document is or becomes invalid or unenforceable in any aspect pursuant to laws or regulations, such provision shall not have force in such aspect, and the Parties shall make reasonable efforts to replace such provision with a provision which is valid and enforceable and has effect and intended effect as close as possible to such provision in such aspect.

22.	GOVERNING LAW AND DISPUTE RESOLUTION

22.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

22.2

In case of any dispute, controversy or claim (each a “Dispute”) arising from or in connection with the interpretation or performance of this Agreement, the Parties shall endeavour to resolve such Dispute through amicable negotiations. The Parties may consult regulatory agencies in the course of such negotiation. In the event that the Parties fail to agree on a solution to any Dispute within 60 Days after the Party claiming Dispute raises the Dispute to the other Party, each Party may refer such Dispute to arbitration.

22.3

Disputes shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for resolution through arbitration in accordance with CIETAC’s arbitration rules then in effect. The arbitral tribunal shall be composed of three arbitrators. Each Party shall appoint one arbitrator and the third arbitrator shall be jointly appointed by the first two arbitrators. Where the first two arbitrators fail to reach agreement on the appointment of the third arbitrator, the third arbitrator shall be appointed by CIETAC.

22.4	The arbitral proceeding shall be administered by CIETAC as the hosting arbitration institution, and shall be conducted in Chinese. The arbitration shall be seated in Beijing.

22.5	The arbitral award rendered in accordance with the above arbitral proceeding shall be final and binding upon both Parties, and enforceable in accordance with its terms.

22.6

Costs of arbitration shall be borne by the losing Party. The Parties agree that in the event that it is necessary for one Party to enforce the arbitral award through any legal proceeding, all reasonable fees, expenses and attorney’s fees in relation to the enforcement shall be borne by the Party against whom the arbitral award is enforced.

22.7	During the period when a Dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement, except for the matters in dispute.

23.	MISCELLANEOUS

23.1	Force Majeure

In the event that either Party is prevented from performing its obligations under this Agreement in whole or in part due to the occurrence of an event of force majeure (a “Force Majeure Event”), such Party shall be fully or partially released from the liability for failure to perform to the extent of the effect of such Force Majeure Event on such Party. The performance of the obligations of the Parties under this Agreement shall be suspended during the period when the performance of the obligations is rendered impossible by such Force Majeure Event, and shall be extended automatically for a period equal to such period of suspension. The Party suffering a Force Majeure Event shall notify the other Party in writing as soon as possible, and within 30 Days as of the occurrence of such Force Majeure Event, provide valid documents to evidence the occurrence and time of occurrence of such Force Majeure Event. The Party affected by such Force Majeure Event shall take all reasonable measures to mitigate the consequences of force majeure as soon as possible. Upon occurrence of a Force Majeure Event, the Parties shall immediately enter into negotiations for a fair solution and use their best efforts to mitigate the consequences of force majeure.

[End of text. Signature pages and appendices follow]

In witness whereof, the Parties have signed the Framework Agreement on Transaction of Oil and Gas Pipeline Related Assets on the date first written above.

China Oil&Gas Pipeline Network Corporation		PetroChina Company Limited
	(Company Seal)		(Company Seal)

Signed by:		Signed by:
	Legal representative or his/her authorized representative		Legal representative or his/her authorized representative

	Dated and signed on July 23, 2020		Dated and signed on July 23, 2020

APPENDIX 1: DEFINITIONS AND INTERPRETATION

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

this “Agreement”	means	this Framework Agreement on Transaction of Oil and Gas Pipeline Related Assets.
“PipeChina”	means	China Oil&Gas Pipeline Network Corporation.
“PetroChina”	means	PetroChina Company Limited.
“Target Assets” or “Appraised Assets”	has

the meaning set forth in Section 1.1, including Equity Assets and Non-equity Assets, among which, the term “Equity Assets” refers to PetroChina’s equity interests in the Target Companies listed on Appendix 3 that PetroChina intends to sell to PipeChina; and the term “Non-equity Assets” refers to the oil and gas pipelines, gas storage facilities and LNG terminals and their accessory facilities, initial gas and oil inventory and other related assets owned by PetroChina that PetroChina intends to sell to PipeChina, as set forth in further detail in Appendix 3.

this “Transaction” or “Acquisition”	means

the transaction contemplated by this Agreement through which PetroChina intends to sell to PipeChina, and PipeChina intends to purchase and take over all the Target Assets listed on Appendix 3 in accordance with the terms and conditions set forth in this Agreement.

“Relevant Investors”	means	all the investors participating in the Restructuring other than PetroChina, as recorded in the new articles of association of PipeChina upon completion of the Restructuring.
“Restructuring”	means

collectively all the transactions through which the Relevant Investors intend to subscribe for shares in PipeChina by a combined payment partly in cash and partly in kind and this Transaction. It is intended that PipeChina will have a registered capital of RMB500 billion upon consummation of the Restructuring.

“Asset Appraisal Report”	means

the Asset Appraisal Report (Reference No.: China United Assets Appraisal Group Limited Appraisal Report Zi [2020] No. 888) prepared in connection with the transaction through which China Oil&Gas Pipeline Network Corporation intends to purchase certain oil and gas pipeline related assets from PetroChina Company Limited by issuing additional shares and paying cash to PetroChina Company Limited as the consideration.

“Transaction Consideration”	has	the meaning set forth in Article 2.
“Cash Consideration”	has	the meaning set forth in Article 2.
“Equity Consideration”	has	the meaning set forth in Article 2.
“Closing”	means	the completion of the sale and purchase of the Target Assets in accordance with Article 4 of this Agreement.
“Affiliate”	means	with respect to either Party, any entity controlled by such Party, or the parent company of such Party, or any entity controlled by the parent company of such Party from time to time.
“Transitional Period”	means	the period between the Base Date (excluding the very Day) and the Closing Date (including the very Day).
“Base Date”	means	December 31, 2019, the base date specified in the Asset Appraisal Report
“Closing Date”	means	September 30, 2020
“Target Companies” or “Equity Entities” or “Equity Assets”	means	those corporate legal persons listed as “Equity Assets” on Appendix 3.
“Conditions Precedent”	means	the conditions precedent listed in Section 4.1, and a “condition precedent” means any of them.
“Signing Date”	means	the date on which this Agreement is affixed with the signature of the legal representative or his/her authorised representative and the company seal of each of PipeChina and PetroChina.
“Handover”	means	the handover of the Target Assets, employees, relevant information, and contracts between the Parties in accordance with Article 5 of this Agreement.

“Material Adverse Effect” or “Material Adverse Change”	means	an event / change that causes an actual loss to the Target Assets and relevant business as a whole in excess of 10% of the Transaction Consideration.
“Material Loss”	means	an actual loss in excess of 5% of the Transaction Consideration suffered by the Target Assets and relevant business as a whole.
“Novatable Contracts”	has	the meaning set forth in Section 5.5(3).
“Non-novated Contracts”	has	the meaning set forth in Section 5.5(3).
“Third Party”	means	any entity or individual other than the Parties to this Agreement
“joint work group”	has	the meaning ascribed thereto in Article 6 of this Agreement.
“Representative”	means	with respect to either Party and/or its respective Affiliates, any director, senior officer, employee, agent, consultant, accountant and legal advisor of such Party or an Affiliate thereof.
“Completion of Handover”	means	the completion of the Handover of the Target Assets, relevant documents, contracts, and maintenance work in accordance with Article 5 of this Agreement, or as otherwise agreed between the Parties.
“Liabilities”	means

any and all the debts, liabilities and obligations of any nature, whether arising from contracts, laws or otherwise, whether present or future, actual or contingent, determined or nondetermined, whether owed or incurred solely or jointly with any other person as an obligor or guarantor.

“Taxes”	include

(a) taxes imposed with respect to gross or net receipts, profits and income, and (b) any other taxes, levies, customs duties, import taxes, fees and withholding taxes (if applicable) of any nature, including any excise tax, value added tax and surcharge, corporate income tax, individual income tax (if applicable), property tax, land value added tax, deed tax, cultivated land usage tax, urban land use tax, environmental protection tax, stamp duty, etc., or withholdings of any nature, in each case, including any relevant fine, penalty, late payment penalty and interest.

“Fixed Asset Conversion”	means	the fact that the constructions in progress are completed, have passed the completion acceptance test and have been put into use, and are converted into fixed assets on PetroChina’s accounts.

“Target Assets Schedule”	means	the Target Asset schedule to be checked and confirmed by both Parties in accordance with this Agreement.
“Transaction Documents”	means

this Agreement and the appendices hereto, any and all the supplementary agreements executed from time to time, the Asset Appraisal Report (including the breakdowns of all the appraised assets), the amended articles of association of PipeChina and any other related documents.

“Force Majeure”	means

an objective circumstance unforeseeable, unavoidable and insurmountable, including act of God, such as earthquake, typhoon, flood or rainstorm (as evidenced by the information published by the local government or meteorological authority), fire, war, epidemic outbreak, act of government, or any change in law, or promulgation of any law, etc., the occurrence of which would have a direct effect on the performance of this Agreement or render it impossible to perform this Agreement in accordance with the agreed conditions.

“Disclosing Party”	has	the meaning set forth in Section 12.1.
“Receiving Party”	has	the meaning set forth in Section 12.1.
“Confidential Information”	means

with respect to the confidentiality obligations of PipeChina, any information relating to PetroChina or the Target Assets that is received or possessed by PipeChina (or any of its Representatives), or any information relating to the Target Assets that is received or possessed by PipeChina prior to the Closing; and with respect to the confidentiality obligations of PetroChina, any information relating to PipeChina that is received or possessed by PetroChina (or any of its Representatives), or any information relating to the Target Assets that is received or possessed by PetroChina, whether prior to or after the Closing, or any information relating to the terms of this Agreement or any other Transaction Document or the negotiations thereon.

“Restructuring Date”	means

the date on which this Agreement comes into force and each Target Company has completed the amended registration with the local administration for market regulation; provided however, that the date on which this Agreement comes into force shall be deemed as the Restructuring Date where the procedures necessary for effectuation of all the equity transfers involved in this Transaction fail to be completed within 12 months after this Agreement comes into force.

“CIETAC”	has	the meaning set forth in Section 22.3.

“Day”	means

a calendar day, unless otherwise indicated; provided however, that where a deadline agreed herein falls on a Day that is not a Business Day, the deadline shall be extended to the first Business Day after such Day, and unless otherwise specified, references to “before a Day” shall include such Day itself, while references to “after a Day” shall not include such Day.

“Business Day”	means	any Day other than Saturday, Sunday and national holidays announced by the Chinese government.
“PRC” or “China”	means

the People’s Republic of China, for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan, in terms of law applicability.

2.	Interpretation. For purposes of this Agreement, unless otherwise specified,

(1)

When a reference is made in this Agreement to a “person”, such reference shall include any individual, firm, group, company (whether or not possessing the independent legal person status), government (including but not limited to central and local governments and the departments thereof), joint venture, association, partnership, public institution, works council, or employee representative organisation (whether or not possessing the independent legal person status);

(2)	When a reference is made in this Agreement to an “Article”, such reference shall be to any article of this Agreement;

(3)	Headings used in this Agreement are for convenience only, and shall not in any way affect the meaning or interpretation of this Agreement;

(4)

All references to currency or monetary values in this Agreement shall mean RMB, and all amounts denominated in other currencies shall be deemed to have been converted into their RMB equivalents at the exchange rates on the relevant dates;

(5)

Expressions following such words or phrases as “include”, “includes”, “including”, “in particular”, or words or phrases of similar import are for illustrative purposes only and are not intended to limit the meaning of the expressions preceding such words or phrases;

(6)

Laws and regulations shall include statutes, administrative regulations, administrative rules and local regulations, except as otherwise specified in this Agreement. Any specific reference to any law (including any law of any jurisdiction) shall include (a) such law or regulation, as amended, merged or re-enacted by or on the basis of any other law or regulation heretofore or hereafter; (b) such law or regulation as re-promulgated, whether or not amended; and (c) any supporting law or regulation (including rule) enacted heretofore or hereafter under such law or regulation as amended, merged or re-enacted as described in (a) or (b) above, unless any event described in (a) to (c) occurs after the Signing Date and increases or modifies PipeChina’s or PetroChina’s obligations under this Agreement.

3.	Appendices. All appendices hereto shall constitute an integral part of this Agreement.

4.

Discrepancy. In the event of any discrepancy between any definition set forth in Appendix 1 and any definition set forth in any article hereof or any other appendix hereto, the definition set forth in such article or other appendix shall prevail for purposes of the interpretation of such article or other appendix.

APPENDIX 2: SHAREHOLDING STRUCTURE POST RESTRUCTURING

While PipeChina negotiates this Agreement with PetroChina, it is negotiating with other relevant persons who own certain oil and gas pipeline related assets for the purchase of assets from such persons by issuing equity interests or paying cash to such persons as consideration, and with other Relevant Investors separately regarding such investors’ subscription of PipeChina’s equity interests by cash payments. Each of the abovementioned Relevant Investors will subscribe for the new PipeChina equity at the same price. The Parties hereby further agree and acknowledge that PipeChina’s shareholding structure immediately after consummation of the Restructuring shall be as set forth below, and will be recorded into PipeChina’s articles of association amended to reflect the changes to PipeChina as a result of the consummation of the Restructuring:

Name of Investors	Capital Contribution (in RMB billion)	Shareholding (%)
PetroChina Company Limited	149.50	29.90%
China Chengtong Holdings Group Ltd.	64.35	12.87%
China Reform Holdings Corporation Ltd.	64.35	12.87%
National Council for Social Security Fund	50.00	10.00%
China Petroleum & Chemical Corporation	47.10	9.42%
China Insurance Investment Co., Ltd.	45.00	9.00%
SINOPEC Gas Company	22.90	4.58%
State-owned Assets Supervision and Administration Commission	22.30	4.46%
CNOOC Gas and Power Group	14.50	2.90%
CIC International Co., Ltd.	10.00	2.00%
Silk Road Fund Co., Ltd.	10.00	2.00%

Total	500.00	100.00%

APPENDIX 3: TARGET ASSETS AND PAYMENT METHOD

Pursuant to Article 1 of this Agreement, the Target Assets shall be the Equity Assets and Non-equity Assets (including oil and gas pipelines, gas storage facilities, LNG terminals, and their accessory facilities, initial oil and gas inventory) owned by PetroChina prior to the Closing Date that both Parties agree to be injected / transferred to PipeChina, as set forth in further detail in the scope of appraised assets identified in the Asset Appraisal Report.

1. Target Assets Schedule

	No.	Company Name	Methods of Payment

Equity Assets	1	PetroChina Pipeline Co., Ltd.	Equity & Cash
	2	PetroChina Shandong Gas Pipeline Co., Ltd.	Equity & Cash
	3	PetroChina Shandong Oil Transmission Co., Ltd.	Equity & Cash
	4	PetroChina Huixin Oil Products Storage and Transmission Co., Ltd.	Equity & Cash
	5	PetroChina Jilin Gas Pipeline Co., Ltd.	Equity & Cash
	6	PetroChina Guizhou Natural Gas Pipeline Network Co., Ltd.	Equity & Cash
	7	Jiangxi Natural Gas Investment Co., Ltd.	Equity & Cash
	8	Shengang Natural Gas Pipeline Co, Ltd.	Equity & Cash
	9	Jiangsu Rudong United Pipeline Co., Ltd.	Cash
	10	PetroChina Jilin Natural Gas Pipeline Network Co., Ltd.	Cash
	11	Fujian Natural Gas Pipeline Network Co., Ltd.	Cash
	12	Guangdong Natural Gas Pipeline Network Co., Ltd.	Cash

	No.	Company Name	Methods of Payment

Non-equity Assets	1	PetroChina Pipeline Company (the closing with respect to this entity will be consummated by delivery to PipeChina of 100% equity interests in this entity after it is converted into a wholly-owned subsidiary of PetroChina)	Cash
	2	PetroChina Southwest Pipeline Company (Delivery of 100% equity by changing into a wholly owned subsidiary)	Cash
	3	PetroChina West-To-East Gas Pipeline Company	Cash

Non-equity Assets	4	PetroChina West Pipeline Company	Cash
	5	PetroChina Pipeline Construction Project Management Department	Cash
	6	PetroChina Beijing Oil and Gas Control Center	Cash
	7	PetroChina Northwest Marketing Company—Nanning Oil Storage Facility	Cash
	8	PetroChina Shenzhen LNG Project Management Department	Cash
	9	Initial Oil and Gas Inventory	Cash

2. Equity Assets – Basic Company Information

No.	Company Name	Principal Business Activities	Registered Capital (in RMB million)	Equity Interests Held by PetroChina (%)	Domicile	Date of Establishment
1	PetroChina Pipeline Co., Ltd.	Pipeline transportation; project investments; importation and exportation of goods, acting as importation and exportation agent and importation and exportation of technology; technology promotion services; professional contracting and EPC contracting.	80,000	72.2616%	Room 2510, Building 3, No. 9 Chaoqian Road, Science Park, Changping District, Beijing	Nov 23, 2015

2	PetroChina Shandong Gas Pipeline Co., Ltd.	Natural gas pipeline transmission and related business(; provided, that the company may not commence official operation until after it has received safety production license).	1,170	70%	2nd Floor, Huate Plaza Area A, No. 17703 Jingshi Road, Ji’nan	Jun 18, 2010

3	PetroChina Shandong Oil Transmission Co., Ltd.	Crude oil pipeline construction and transmission(; provided that, the company may not commence any line of business requiring regulatory approvals under law until after receipt of the required approvals from the competent governmental authorities).	762	70%	No. 27 Huanghe Road, Dongming County, Shandong Province	Oct 29, 2009

4	PetroChina Huixin Oil Products Storage and Transmission Co., Ltd.	Warehousing (other than hazardous substances); storage of crude oil (at South 2nd Road, Nanjiang Dock, Tianjin Port); storage of hazardous chemicals subject to required approval certificate; fuel oil marketing; and oil pipeline maintenance(; provided, that the company may not commence any line of business requiring regulatory approvals under law until after receipt of the required approvals from the competent governmental authorities).	240	51%	Room 212-09, 2nd Floor, Office Building D, Complex Service Office Area, Tianjin Economic-Technological Development Area	Dec 6, 2005
5	PetroChina Jilin Gas Pipeline Co., Ltd.	Natural gas pipeline transmission services; pipeline engineering construction, maintenance and emergency repair(; provided, that the company may not commence any line of business requiring regulatory approvals under law until after receipt of the required approvals from the competent governmental authorities).	500	60%	Rm. 407, No. 306 South Alley, Huguang Road, Chaoyang District, Changchun	May 12, 2009

No.	Company Name	Principal Business Activities	Registered Capital (in RMB million)	Equity Interests Held by PetroChina (%)	Domicile	Date of Establishment
6	PetroChina Guizhou Natural Gas Pipeline Network Co., Ltd.	The Company may not engage in any line of business that is prohibited by any law, regulation or decision of the State Council; may not commence any line of business requiring regulatory permits (or approvals) under any law, regulation or decision of the State Council until after receipt of the required permits or approvals from the competent examination and approval authorities and shall conduct such line of business in accordance with such permits (or approvals); may autonomously choose to engage in any line of business not requiring any regulatory permits (or approval) under any law, regulation or decision of the State Council; (and may engage in long distance pipeline operation, management, and construction subject to prior regulatory approvals).	300	60%	Room B241, Standard Workshop Auxiliary Room, Jinyang Science and Technology Industrial Park, Guiyang National High-tech Industrial Development Zone, Guiyang, Guizhou Province	Sep 28, 2012

No.	Company Name	Principal Business Activities	Registered Capital (in RMB million)	Equity Interests Held by PetroChina (%)	Domicile	Date of Establishment
7	Jiangxi Natural Gas Investment Co., Ltd.	Planning, investment, construction and management of natural gas pipeline networks; planning, investment, construction and management of urban gas pipeline network projects; construction, design, installation, maintenance of gas construction projects; procurement and transmission of natural gas; operation of natural gas pipeline networks; construction, management, operation and marketing in Jiangxi Province of compressed natural gas (CNG), liquefied natural gas (LNG) (only for those branches possessing relevant permits), natural gas vehicle fueling stations, mobile pressure vessel /cylinder filling stations, and coal bed methane and other energy projects; sales, installation and maintenance of kitchenware and gas appliances; wholesale and retail of daily necessities; leasing of complete equipment; information consulting services(; provided, that the company may not commence any line of business requiring regulatory approvals under law until after receipt of the required approvals from the competent governmental authorities).	400	50%	No. 238, Wuyi Road, Nanchang County, Nanchang, Jiangxi Province	May 11, 2010

8	Shengang Natural Gas Pipelines Co., Ltd.	General business activities: construction, ownership, management and maintenance of the Hong Kong Branch Pipeline Project of the Second West to East Gas Pipeline Project, and provision of natural gas transmission services through the Hong Kong Branch Pipeline.	1,226.58	60%	West Half of 22nd Floor, Building A, Shenzhen International Innovation Center, 1006 Shennan Avenue, Huafu Street, Futian District, Shenzhen	Dec 12, 2013

No.	Company Name	Principal Business Activities	Registered Capital (in RMB million)	Equity Interests Held by PetroChina (%)	Domicile	Date of Establishment
9	Jiangsu Rudong United Pipeline Co., Ltd.	Construction of oil and gas pipelines; operation of the Rudong – Haimen – Chongming Island Natural Gas Pipeline Transmission Project; pipeline natural gas technical services, equipment and facilities maintenance, inspection and repair services, and management of third party natural gas sub-transmission stations upon entrustment of third party companies; equipment leasing services(; provided, that the company may not commence any line of business requiring regulatory approvals under law until after receipt of the required approvals from the competent governmental authorities).	400	50%	Comprehensive Business Building, Yangkou Port Economic Development Zone, Jiangsu Province (Brigade 9, Gangcheng Village, Changsha Town)	Jul 2, 2015
10	PetroChina Jilin Natural Gas Pipeline Network Co., Ltd.	pipeline engineering construction, maintenance and emergency repair(; provided, that the company may not commence any line of business requiring regulatory approvals under law until after receipt of the required approvals from the competent governmental authorities).	481.40	51%	No. 1119, Jingyang Road, Lvyuan District, Changchun	Sep 2, 2016

11	Fujian Natural Gas Pipeline Network Co., Ltd.	Marketing of pipeline gas, cylinder gas, gas offered at fueling stations for natural gas vehicles and other types of gas; construction of gas supply facilities and gas supply pipeline facilities; gas warehousing (other than hazardous chemicals); gas supply consulting services; gas project design services; retail of refined petroleum products (excluding hazardous chemicals and precursor chemicals)(; provided, that the company may not commence any line of business requiring regulatory approvals under law until after receipt of the required approvals from the competent governmental authorities).	150.06	50%	17th Floor, Xinhe Plaza, 137 Wusi Road, Gulou District, Fuzhou, Fujian Province	Sep 17, 2015

No.	Company Name	Principal Business Activities	Registered Capital (in RMB million)	Equity Interests Held by PetroChina (%)	Domicile	Date of Establishment
12	Guangdong Natural Gas Pipeline Network Co., Ltd.	Construction and operation of natural gas pipeline network in Guangdong Province; procurement, sales and transmission of natural gas and related business activities (the company may not commence any line of business requiring regulatory approvals under any law, regulation or decision of the State Council until after receipt of the required permits or approvals from the competent examination and approval authorities and shall conduct such line of business in accordance with such permits (or approvals)); importation and exportation of goods and technology (other than those lines of business prohibited by the laws or regulations. The Company may not commence any line business restricted by laws or regulations until after receipt of the required permits) (. And to the extent that the operation of any lines of business is subject to the receipt of certain approvals, the company may not commence such line of business until after receipt of such approvals from competent governmental authorities).	3,984.615385	23%	Room 502, Building A1, No. 191, Kexue Avenue, Science Park, Guangzhou Hi-tech Industrial Development Zone, Luogang District, Guangzhou	Mar 21, 2008

APPENDIX 4: BANK ACCOUNT AND CONTACT INFORMATION OF THE PARTIES